UNITED STATES
         		SECURITIES AND EXCHANGE COMMISSION
               			Washington, D.C.  20549


                 		SCHEDULE 13G/A



                    Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*


                                 MASTEC Inc
                  ---------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value
                -------------------------------------------------
                         (Title of Class of Securities)


                             	  576323109
                ----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2017
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  576323109	              SCHEDULE 13G/A
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     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Peconic Partners LLC
	  13-3942422

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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [ ]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				None
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                4,633,036
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					None
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        4,633,036
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


	  4,633,036

------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      5.6%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      IA
------------------------------------------------------------------------------


------------------------------------------------------------------------------
CUSIP No. 576323109              SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          William F. Harnisch
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [ ]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				567,000
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                4,633,036
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					567,000
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        4,633,036
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	  5,200,036

------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      6.28%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      IN
------------------------------------------------------------------------------



CUSIP NO. 576323109             SCHEDULE 13G/A


Item 1(a).      Name of Issuer:

                MASTEC INC.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                800 South Douglas Road
		12th Floor
		Coral Gables, Florida 33134



Item 2(a).      Name of Persons Filing:

	(i)	Peconic Partners LLC

	(ii)	William F. Harnisch


Item 2(b).      Address of Principal Business Office or, if None, Residence:


	(i)	P. O. Box 3002, 506 Montauk Highway, East Quogue, New York  11942

	(ii) 	P. O. Box 3002, 506 Montauk Highway, East Quogue, New York  11942



Item 2(c).      Citizenship:

		(i) 	New York

		(ii) 	United States


Item 2(d).       Title of Class of Securities:

                 Common Stock, $0.01 par value

Item 2(e).      CUSIP Number:

		576323109


Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a) Peconic Partners LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended.

(b) William F. Harnisch is President and Chief Executive Officer of Peconic Partners LLC


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount Beneficially Owned: Amount beneficially owned and (b) Percent of class:
	See Items 5 through 11 of the cover pages attached hereto.

	This Schedule 13G shall not be construed as an admission that the Reporting Persons, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for other purposes, are the beneficial owners of any securities covered by this statement.


    (c) See Items 5 through 8 of the cover pages attached hereto.


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	 Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

   	 Not applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group

         Not applicable.


Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP NO. 576323109             SCHEDULE 13G/A


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2018


PECONIC PARTNERS LLC
By: William F. Harnisch
as President and Chief Executive Officer

By: /s/ William F. Harnisch
    -------------------------------
    William F. Harnisch
    Title: President and Chief Executive Officer


William F. Harnisch

By: /s/ William F. Harnisch
    -------------------------------
    William F. Harnisch
    Individually



CUSIP NO. 576323109              SCHEDULE 13G


                                Exhibit A
				Agreement


The undersigned, Peconic Partners LLC and William F. Harnisch, agree that the statement to which this exhibit is appended is filed on behalf of each of them.

Dated:  February 13, 2018


PECONIC PARTNERS LLC
By: William F. Harnisch
as President and Chief Executive Officer

By: //s/ William F. Harnisch
    -------------------------------
    William F. Harnisch
    Title: President and Chief Executive Officer


William F. Harnisch

By: /s/ William F. Harnisch
    -------------------------------
    William F. Harnisch
    Individually